Exhibit 10.10

CABOT OIL & GAS CORPORATION
NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(As Established Effective December 21, 2012)

1.                                      COVERAGE OF PLAN

This Nonemployee Director Deferred Compensation Plan is maintained by Cabot Oil & Gas Corporation, a Delaware corporation, as a sub-plan of the Cabot Oil & Gas Corporation 2004 Incentive Plan for the purpose of providing its nonemployee directors the opportunity to defer the receipt of cash compensation otherwise payable to such directors in accordance with the terms set forth herein.

2.                                      DEFINITIONS

2.1.                            “Annual Fees” means the annual cash retainer earned by a Participant during a Plan Year, including in cash payments for serving as a Board committee chair or lead outside director.

2.2.                            “Board” means the Board of Directors of the Company.

2.3.                            “Code” means the Internal Revenue Code of 1986, as amended.

2.4.                            “Committee” means the Board or, if the Board so determines, a committee appointed by the Board to administer the Plan.

2.5.                            “Common Stock” has the meaning set forth in the Incentive Plan.

2.6.                            “Company” means Cabot Oil & Gas Corporation, a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

2.7.                            “Election” means a written election on a form provided by the Company, filed with the Company in accordance with Article 3, pursuant to which an Eligible Director may elect to 25%, 50%, 75% or 100% of the Eligible Director’s Annual Fees and instead receive Restricted Stock Units under the Incentive Plan whose grant date value is equal to the amount of Annual Fees which the Participant would otherwise have received had no Election been made.

2.8.                            “Eligible Director” means the members of the Board who are not employees of the Company or any of its subsidiaries.

2.9.                            “Fair Market Value” has the meaning set forth in the Incentive Plan.

2.10.                     “Fee Payment Date” means any date as of which a Participant’s Annual Fees deferred pursuant to this Plan would have otherwise been paid.  Annual Fees shall be paid quarterly in arrears for the preceding quarter on January 15, April 15, July 15 and October 15 of each year.

2.11.                     “Incentive Plan” means the Cabot Oil & Gas Corporation 2004 Incentive Plan, as amended, and any successor plan.

2.12.                     “New Eligible Director” means a member of the Board who, during any Plan Year, first becomes an Eligible Director.

2.13.                     “Participant” means each Eligible Director who has made an Election.

2.14.                     “Plan” means the Cabot Oil & Gas Corporation Nonemployee Director Deferred Compensation Plan, as set forth herein, and as may be amended from time to time.

2.15.                     “Plan Year” means the calendar year.

2.16.                     “Restricted Stock Unit Agreement” means the Award Agreement (as defined in the Incentive Plan) governing the grant of Restricted Stock Units, a form of which is attached as Exhibit A.

2.17.                     “Restricted Stock Unit” has the meaning set forth in the Incentive Plan.

2.18.                     “Section 409A” means section 409A of the Code and any Treasury Regulations promulgated under, or other administrative guidance issued with respect to, such Code section, as applicable to the Plan at the relevant time.

3.                                      ELECTIONS TO DEFER ANNUAL FEES

3.1.                            Elections.  An Election shall be made on the form acceptable to the Committee for the purpose of deferring Annual Fees.  Each Eligible Director, by filing an Election at the time and in the form described in this Article 3, shall have the right to defer all or any portion of the Annual Fees that he or she otherwise would be entitled to receive and instead receive a grant of Restricted Stock Units under the Incentive Plan as of the applicable Fee Payment Date.  To the extent any Annual Fees are deferred, the Participant will receive as of the applicable Fee Payment Date a number of Restricted Stock Units equal to the amount of Annual Fees deferred that would have been paid on such Fee Payment Date divided by the Fair Market Value per share of Common Stock on the Fee Payment Date; provided, however, that no fractional Restricted Stock Units shall be granted.  The Annual Fees of such Eligible Director for a Plan Year shall be reduced in an amount equal to the portion of such compensation deferred by such Eligible Director for the Plan Year pursuant to the Eligible Director’s Election.  Such reduction shall be effected by reducing the quarterly payment of Annual Fees by the percentage specified in the Election.  Any Restricted Stock Units received by a Participant pursuant to an Election under this Article 3 shall be governed by and subject to the terms and conditions of the Restricted Stock Unit Agreement and the Incentive Plan.

3.2.                            Filing of Election.  Except as provided in Section 3.3, no Election shall be effective with respect to Annual Fees unless it is filed with the Company on or before the close of business on December 31 of the Plan Year preceding the Plan Year to which the Election applies.  An Election described in the preceding sentence shall become irrevocable on December 31 of the Plan Year preceding the Plan Year to which the Election applies.

3.3.                            Filing of Election by New Eligible Directors.  Notwithstanding Section 3.2, a New Eligible Director may elect to defer all or any portion of his or her Annual Fees earned for the performance of services in the Plan Year in which the New Eligible Director becomes a New Eligible Director, beginning with the next following payment of any Annual Fees after the filing of an Election with the Company and before the close of such Plan Year by making and filing the Election with the Company within 30 days of the date on which such New Eligible Director becomes a New Eligible Director.  Any Election by such New Eligible Director for succeeding Plan Years shall be made in accordance with Section 3.2.

3.4.                            Plan Years to which Election May Apply.  A separate Election may be made for each Plan Year as to which an Eligible Director desires to defer all or any portion of such Eligible Director’s Annual Fees, or an Eligible Director may make an Election with respect to a Plan Year that will remain in effect for subsequent Plan Years unless the Eligible Director revokes such Election or timely makes a new Election with respect to a subsequent Plan Year.  Any revocation of an Election must be in writing and must be filed with the Company on or before December 31 of the Plan Year immediately preceding the Plan Year to which such revocation applies.  The failure of an Eligible Director to make an Election for any Plan Year shall not affect such Eligible Director’s right to make an Election for any other Plan Year.

3.5.                            Distribution Event.  Any Restricted Stock Units received by a Participant pursuant to an election by a Participant to defer all or any portion of such Participant’s Annual Fees shall be settled in accordance with the terms of the applicable Restricted Stock Unit Agreement on the date the Participant ceases to be a member of the Board.

4.                                      AUTHORITY OF COMMITTEE

This Plan shall be administered by the Committee.  The Committee shall have full and exclusive authority to construe, interpret and administer this Plan and take all actions and make all determinations on behalf of the Company unless otherwise indicated, and the Committee’s construction and interpretation thereof and determinations thereunder shall be binding and conclusive on all persons for all purposes.  The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.  To the fullest extent permitted by applicable law, no member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by an officer of the Company in connection with the performance of any duties under this Plan.

5.                                      AMENDMENT OR TERMINATION

The Company, by action of the Committee, reserves the right at any time, or from time to time, to amend or modify this Plan, including amendments for the purpose of complying with Section 409A.  The Company, by action of the Committee, reserves the right at any time to terminate this Plan.  Notwithstanding the foregoing, no amendment, modification or termination shall, without the consent of the Participant, impair the rights of any Participant to the number of Restricted Stock Units outstanding as of the date of such amendment, modification or termination.

6.                                      MISCELLANEOUS PROVISIONS

6.1.                            No Right to Continued Service.  Nothing contained herein shall be construed as conferring upon any Participant the right to remain in the service of the Company, its subsidiaries or divisions, in any capacity.

6.2.                            Expenses of Plan.  All expenses of the Plan shall be paid by the Company.

6.3.                            Unfunded Plan.  Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This Plan shall be unfunded. To the extent that a Participant acquires a right to receive delivery of shares of Common Stock from the Company under the Plan, such right shall not be greater than the right of any unsecured general creditor of the Company and such right shall be an unsecured claim against the general assets of the Company. Although bookkeeping accounts may be established with respect to Participants, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

6.4.                            Gender and Number.  Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender.  The singular form, whenever used herein, shall mean or include the plural form, and vice versa, as the context may require.

6.5.                            Law Governing Construction.  The construction and administration of the Plan and all questions pertaining thereto, shall be governed by the laws of the State of Texas.

6.6.                            Headings Not a Part Hereof.  Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, construction, or effect.

6.7.                            Severability of Provisions.  If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

6.8.                            Compliance with Section 409A.  This Plan is intended to comply in all respects with Section 409A and at all times shall be interpreted and operated in compliance therewith.

7.                                      EFFECTIVE DATE

The effective date of this Plan shall be December 21, 2012.

IN WITNESS WHEREOF, Cabot Oil & Gas Corporation has caused this Plan to be executed by its duly authorized officer as of the 21st day of December, 2012.

CABOT OIL & GAS CORPORATION

By:	/s/ Deidre L. Shearer
Deidre L. Shearer
Corporate Secretary and Managing Counsel

EXHIBIT A

Form of Restricted Stock Unit Agreement

A-1